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                                                                       Exhibit 4















                               RED ROOF INNS, INC.

                           DEFERRED COMPENSATION PLAN
                                       AND
                      EXECUTIVE DEFERRED COMPENSATION PLAN







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                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE I  PURPOSE...........................................................1
     1.1          Purpose....................................................1

ARTICLE II  DEFINITIONS......................................................1
     2.1          Account....................................................1
     2.2          Base Salary................................................1
     2.3          Base Salary Participation Agreement........................1
     2.4          Beneficiary................................................2
     2.5          Board......................................................2
     2.6          Bonus......................................................2
     2.7          Bonus Participation Agreement..............................2
     2.8          Change in Control..........................................2
     2.9          Code.......................................................3
     2.10         Committee..................................................3
     2.11         Company....................................................3
     2.12         Company Contributions......................................3
     2.13         Company Contribution Subaccount............................3
     2.14         Compensation...............................................3
     2.15         Deduction Limitation.......................................3
     2.16         Declared Rate..............................................3
     2.17         Deferral Benefit...........................................4
     2.18         Deferred Compensation Subaccount...........................4
     2.19         Determination Date.........................................4
     2.20         Effective Date.............................................4
     2.21         Eligible Employee..........................................4
     2.22         Emergency Benefit..........................................4
     2.23         ERISA......................................................4
     2.24         Exchange Act...............................................4
     2.25         Participant................................................4
     2.26         Plan.......................................................4
     2.27         Plan Year..................................................4
     2.28         Savings Plan...............................................4

ARTICLE III  ELIGIBILITY AND PARTICIPATION...................................5
     3.1          Eligibility................................................5
     3.2          Base Salary Participation..................................5
     3.3          Bonus Participation........................................5
     3.4          Termination of Participation...............................5
     3.5          Ineligible Participant.....................................6



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ARTICLE IV  DEFERRAL AMOUNTS.................................................6
     4.1          Deferral of Base Salary Under the Deferred
                  Compensation Portion of this Plan..........................6
     4.2          Deferral of Compensation Under the Executive
                  Deferred Compensation Portion of this Plan.................6
     4.3          Company Contributions......................................7
     4.4          Crediting Deferred Compensation............................7

ARTICLE V  BENEFIT ACCOUNTS..................................................7
     5.1          Investment of Accounts.....................................7
     5.2          Determination of Account...................................8
     5.3          Crediting of Interest......................................8
     5.4          Statements.................................................8

ARTICLE VI  VESTING..........................................................8
     6.1          Vesting and Forfeitures.  .................................8

ARTICLE VII  PAYMENT OF BENEFITS.............................................9
     7.1          Payment of Deferral Benefit Upon
                  Termination of Service or Death............................9
     7.2          Emergency Benefit..........................................9
     7.3          Form of Payment............................................9
     7.4          Commencement of Payments..................................10
     7.5          Small Benefit.............................................10
     7.6          Change of Control.........................................11

ARTICLE VIII  BENEFICIARY DESIGNATION.......................................11
     8.1          Beneficiary Designation...................................11
     8.2          Amendments................................................11
     8.3          No Designation............................................11
     8.4          Effect of Payment.........................................11

ARTICLE IX  ADMINISTRATION..................................................11
     9.1          Committee.................................................11
     9.2          Agents....................................................12
     9.3          Binding Effect of Decisions...............................12
     9.4          Indemnity of Committee....................................12

ARTICLE X  AMENDMENT AND TERMINATION OF PLAN................................12
     10.1         Amendment.................................................12
     10.2         Termination...............................................12

ARTICLE XI  LEAVE OF ABSENCE................................................13
     11.1         Paid Leave of Absence.....................................13
     11.2         Unpaid Leave of Absence...................................13



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ARTICLE XII  CLAIMS PROCEDURES..............................................13
     12.1         Presentation of Claim.....................................13
     12.2         Notification of Decision..................................13
     12.3         Review of a Denied Claim..................................14
     12.4         Decision on Review........................................14
     12.5         Legal Action..............................................14

ARTICLE XIII  TRUST.........................................................14
     13.1         Establishment of the Trust................................14
     13.2         Interrelationship of the Plan and the Trust...............15
     13.3         Funding...................................................15

ARTICLE XIV  MISCELLANEOUS..................................................15
     14.1         Nonassignability..........................................15
     14.2         Legal Fees and Expenses...................................16
     14.3         Withholding Taxes.........................................16
     14.4         Captions..................................................16
     14.5         Governing Law.............................................16
     14.6         Successors................................................16
     14.7         Right to Continued Service................................17
     14.8         Furnishing Information....................................17
     14.9         Notice....................................................17
     14.10        Distribution in the Event of Taxation.....................17




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                               RED ROOF INNS, INC.

                              DEFERRED COMPENSATION
                                       AND
                      EXECUTIVE DEFERRED COMPENSATION PLAN



                                    ARTICLE I

                                     PURPOSE

         1.1 Purpose. This Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan (the "Plan") is intended to provide an opportunity for a select group of management and highly compensated employees to defer a portion of their regular compensation and bonuses payable for services rendered to the Company. It is expected that the Plan will assist in attracting and retaining qualified individuals to serve as officers and key managers of the Company. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.


                                   ARTICLE II

                                   DEFINITIONS

         When used in this Plan and initially capitalized, the following words and phrases shall have the meanings indicated:

         2.1 Account. "Account" means the account maintained on the books of the Company for the purpose of accounting for the Compensation that a Participant elects to defer under the Plan and Company Contributions, if any. Each Account shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan. The Account of each Participant shall contain a Deferred Compensation Subaccount and a Company Contribution Subaccount.

         2.2 Base Salary. "Base Salary" means a Participant's base earnings paid by the Company without regard to any increases or decreases as a result of an election to defer base earnings under this Plan, or an election between benefits or cash provided under a plan of the Company maintained pursuant to Section 125 or 401(k) of the Code. Base Salary includes commissions paid to Plan Participants.

         2.3 Base Salary Participation Agreement. "Base Salary Participation Agreement" means (a) the agreement by an Eligible Employee to become a Participant in the Deferred Compensation portion of this Plan with respect to Base Salary, filed in the form prescribed by the Committee; and (b) the agreement by an Eligible Employee to become a Participant in the Executive Deferred Compensation portion of this Plan with respect to Base Salary, filed in the form prescribed by the Committee.




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         2.4 Beneficiary. "Beneficiary" means the person or persons designated or deemed to have been designated by the Participant to receive benefits payable under the Plan in the event of the Participant's death.

         2.5 Board. "Board" means the Board of Directors of the Company.

         2.6 Bonus. "Bonus" means a management bonus award, excluding any award of stock options, without regard to any decreases as a result of an election to defer all or any portion of the Bonus under this Plan, or an election between benefits or cash provided under a plan of the Company maintained pursuant to
Section 125 or 401(k) of the Code.

         2.7 Bonus Participation Agreement. "Bonus Participation Agreement" means the agreement by an Eligible Employee to become a Participant in the Executive Deferred Compensation portion of this Plan with respect to a Bonus, filed in the form prescribed by the Committee.

         2.8 Change in Control. "Change in Control" means the occurrence of any of the following events:

                  (a) Any transaction, or series of transactions, including, but not limited to, any merger, consolidation, or reorganization, which results when any "person," as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act, but excluding the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), and excluding the Morgan Stanley Real Estate Fund, L.P. and its affiliates (as defined in Rule 12b-2 under the Exchange Act), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                  (b) When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

                  (c) When the stockholders of the Company approve a plan of complete liquidation of the Company; or an agreement for the sale or disposition of substantially all the Company's assets; or a merger, consolidation, or reorganization of the Company in which stockholders of the Company immediately prior to the transaction own less than 65% of the combined voting power of the surviving entity.

         2.9 Code. "Code" means the Internal Revenue Code of 1986, as amended.


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         2.10 Committee. "Committee" means the committee appointed to administer the Plan, as provided in Article IX.

         2.11 Company. "Company" means Red Roof Inns, Inc. and any successor thereto.

         2.12 Company Contributions. "Company Contributions" means contributions by the Company to the Plan pursuant to Section 4.3.

         2.13 Company Contribution Subaccount. "Company Contribution Subaccount" means that portion of the Participant's Account which consists of Company Contributions made under the Plan and any earnings credited on such amounts.

         2.14 Compensation. "Compensation" means the Base Salary and/or Bonus payable with respect to an Eligible Employee for each calendar year.

         2.15 Deduction Limitation. "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are subject to the Deduction Limitation under this Plan. If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code
Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with earnings, even if such amounts are being paid out in installments. All amounts subject to the Deduction Limitation shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid to the Participant will not be limited by Code Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

         2.16 Declared Rate. "Declared Rate" for any period means the 30 day London Interbank Offered Rate (LIBOR), as adjusted on the first business day of each January, April, July and October.

         2.17 Deferral Benefit. "Deferral Benefit" means the benefit payable to a Participant or his or her Beneficiary pursuant to Article VII and based on such Participant's vested Account.

         2.18 Deferred Compensation Subaccount. "Deferred Compensation Subaccount" means that portion of the Participant's Account which consists of Base Salary deferrals and Bonus deferrals made by the Participant under the Plan and any earnings credited on such amounts.

         2.19 Determination Date. "Determination Date" means a date on which the amount of a Participant's Account is determined as provided in Article V. The last business day of each month and any other date selected by the Committee shall be a Determination Date.


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         2.20 Effective Date. "Effective Date" means January 1, 1998.

         2.21 Eligible Employee. "Eligible Employee" means an employee of the Company who is paid at salary level 13 or above, who is a member of a select group of management or highly compensated employees, and who is chosen by the Committee in its discretion to participate in the Plan. The Committee shall designate whether an Eligible Employee shall participate in the Deferred Compensation portion of this Plan or the Executive Deferred Compensation portion of this Plan.

         2.22 Emergency Benefit. "Emergency Benefit" has the meaning set forth in Section 7.2.

         2.23 ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.24 Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         2.25 Participant. "Participant" means any Eligible Employee who elects to participate in the Plan by filing (a) a Base Salary Participation Agreement under the Deferred Compensation portion of this Plan in a form that is accepted by the Committee; or (b) a Base Salary Participation Agreement or Bonus Participation Agreement under the Executive Deferred Compensation portion of this Plan in a form that is accepted by the Committee.

         2.26 Plan. "Plan" means the Red Roof Inns, Inc. Deferred Compensation Plan and Executive Deferred Compensation Plan.

         2.27 Plan Year. "Plan Year" means a twelve-month period commencing January 1 and ending the following December 31.

         2.28 Savings Plan. "Savings Plan" means the Red Roof Inns 401(k) Retirement Plan, and any successor thereto.


                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

         3.1 Eligibility. Eligibility to participate in both the Deferred Compensation portion of this Plan and the Executive Deferred Compensation portion of this Plan for any Plan Year with respect to deferral of Base Salary is limited to those Eligible Employees who have elected to make the maximum elective contributions permitted them under the terms of the Savings Plan for such Plan Year; provided, however, that if an Eligible Employee is not eligible to make elective contributions to the Savings Plan, the maximum deferral election for such Eligible Employee under the Savings Plan shall be deemed to be zero, and such eligible employee shall not be precluded from participation in this Plan merely because of such failure to contribute to the Savings Plan. Any Eligible Employee under the Executive Deferred Compensation portion of this Plan is eligible to participate in the Plan for any Plan Year with respect to the deferral of a Bonus.


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         3.2 Base Salary Participation. Participation in the Plan with respect to Base Salary under both the Deferred Compensation portion of this Plan and the Executive Deferred Compensation portion of this Plan shall be limited to Eligible Employees who elect to participate in the Plan by filing a completed Base Salary Participation Agreement in a form prescribed by the Committee. A Base Salary Participation Agreement may be filed by an Eligible Employee at any time. The election to participate with respect to Base Salary shall become effective on the first day of the next pay period following acceptance by the Committee of the Base Salary Participation Agreement. A Base Salary Participation Agreement shall be effective only with respect to Compensation earned and payable following the later of the effective date of the Base Salary Participation Agreement or the date such Base Salary Participation Agreement is accepted by the Committee.

         3.3 Bonus Participation. Participation in the Plan with respect to Bonus under the Executive Deferred Compensation portion of this Plan shall be limited to Eligible Employees who elect to participate in the Plan by filing a Bonus Participation Agreement in a form prescribed by the Committee. A properly completed and executed Bonus Participation Agreement shall be filed on or prior to the last day of the Plan Year immediately preceding the Plan Year in which the Participant's participation in the Plan with respect to Bonus will commence. The election to participate with respect to a Bonus shall be effective on the first day of the Plan Year following acceptance by the Committee of the Bonus Participation Agreement. In the event that an Eligible Employee first commences employment during the course of a Plan Year, a Bonus Participation Agreement may be filed with the Committee not later than 30 days following his or her date of employment. A Bonus Participation Agreement shall be effective only with respect to a Bonus earned and payable following the later of the effective date of the Bonus Participation Agreement or the date such Bonus Participation Agreement is accepted by the Committee.

         3.4 Termination of Participation. A Participant may elect to terminate his or her participation in the Plan by filing a written notice to that effect with the Committee. The termination shall be effective on the date specified by the Participant in the notice. Amounts credited to a Participant's Account with respect to periods prior to the effective date of a termination shall continue to be payable pursuant to, receive interest on (where applicable), and otherwise be governed by, the terms of the Plan.

         3.5 Ineligible Participant. Notwithstanding any other provisions of this Plan, if the Committee believes that any Participant may not qualify as a member of a group of "management or highly compensated employees," as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA, the Committee in its sole discretion may direct that such Participant shall cease to be eligible to participate in this Plan. Upon such determination, the Company shall make an immediate lump sum payment to the Participant equal to the amount credited to his or her Account. Upon such payment, no benefit shall thereafter be payable under the Plan either to the Participant or any Beneficiary of the Participant, and all of the Participant's elections as to the time and manner of payment of his or her Account will be deemed to be cancelled.




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                                   ARTICLE IV

                                DEFERRAL AMOUNTS

         4.1 Deferral of Base Salary Under the Deferred Compensation Portion of this Plan. With respect to each Plan Year, a Participant in the Deferred Compensation Portion of this Plan may elect to defer a specified dollar amount or percentage of his or her Base Salary, provided, however, that the amount of Base Salary that a Participant may elect to defer annually under the Deferred Compensation portion of this Plan, when added to the amount the Participant is expected to defer under the Savings Plan, as such amount is determined by the Committee in its discretion, shall not exceed the dollar limit in effect under for that year under Code Section 402(g). A Participant may change the dollar amount or percentage of his or her Base Salary to be deferred by filing a written notice thereof with the Committee. Any such change shall be effective on the date specified by the Participant in such notice provided such date occurs after the receipt of such notice by the Committee. Deferrals of Base Salary will be credited to a Participant's Deferred Compensation Subaccount.

         4.2 Deferral of Compensation Under the Executive Deferred Compensation Portion of this Plan. With respect to each Plan Year, a Participant under the Executive Deferred Compensation portion of this Plan may elect to defer a specified dollar amount or percentage of his or her Base Salary or Bonus, or both, provided, however, that although 100% of a Bonus may be deferred, the amount of Base Salary that a Participant may elect to defer under this Plan shall not exceed 50% of his or her Base Salary, net of such Participant's pretax elective deferrals under the Savings Plan. A Participant may change the dollar amount or percentage of his or her Compensation to be deferred by filing a written notice thereof with the Committee. Any such change with respect to Base Salary shall be effective on the date specified by the Participant in such notice provided such date occurs after the receipt of such notice by the Committee. Any such change with respect to Bonus shall be effective as of the first day of the Plan Year immediately succeeding the Plan Year in which such notice is accepted by the Committee. Deferrals of Compensation will be credited to a Participant's Deferred Compensation Subaccount.

         4.3 Company Contributions. As of the end of each payroll period, the Company shall make a matching contribution to each Participant's Account. The matching contribution shall be calculated as follows:

                  (a) Combine the Participant's salary deferral contributions to this Plan with the Participant's salary deferral contributions to the Savings Plan;

                  (b) Calculate the amount of matching contribution that would have been made based on the combined salary deferrals if such deferrals were all made to the Savings Plan;

                  (c) Subtract the amount of matching contribution actually made to the Savings Plan for the Participant from the amount in (b) above; and

                  (d) Contribute to this Plan the amount calculated in step (c).



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Company contributions will be credited to a Participant's Company Contribution
Subaccount.

         4.4 Crediting Deferred Compensation. The amount of Compensation that a Participant elects to defer shall be credited by the Company to the Participant's Account as of the time such Compensation would otherwise become payable to the Participant.


                                    ARTICLE V

                                BENEFIT ACCOUNTS

         5.1 Investment of Accounts. As soon as practicable after the crediting of any amount to a Participant's Account, the Company may, in its sole discretion, direct that the Company invest an amount equal to the amount credited, in whole or in part, in such property (real, personal, tangible or intangible), other than securities of the Company (collectively the "Investments"), as the Committee shall direct, or may direct that the Company retain the amount credited as cash to be added to its general assets. The Committee may, but is under no obligation to, direct the investment of amounts credited to a Participant's Account in accordance with requests made by the Participant and communicated to the Committee. Earnings from Investments shall be credited to a Participant's Account as soon as practicable and shall be reinvested in the manner provided above. The Company shall be the sole owner and beneficiary of all Investments, and all contracts and other evidences of the Investments shall be registered in the name of the Company. The Company, under the direction of the Committee, shall have the unrestricted right to sell any of the Investments included in any Participant's Account, and the unrestricted right to reinvest the proceeds of the sale in other Investments or to credit the proceeds of the sale to a Participant's Account as cash. Amounts credited to a Participant's Account that are not invested in Investments shall be credited to a Participant's Account as cash.

         5.2 Determination of Account. As of each Determination Date, a Participant's Account shall consist of the following: (a) the balance of the Participant's Account as of the immediately preceding Determination Date, plus
(b) the Participant's deferred Compensation (if any) credited since the immediately preceding Determination Date, plus (c) any earnings and/or income credited to the Account as of such Determination Date, plus (d) any Company Contributions, minus (e) any losses or other diminution in the value of assets in such Account since the immediately preceding Determination Date, minus (f) the aggregate amount of distributions, if any, made from such Participant's Account since the immediately preceding Determination Date.

         5.3 Crediting of Interest. As of each Determination Date, the amounts credited to a Participant's Account as cash shall be increased by the amount of interest earned since the immediately preceding Determination Date. Interest shall be credited at the Declared Rate as of such Determination Date based on the balance of the cash amounts credited to the Account since the immediately preceding Determination Date, but after such Account has been adjusted for any contributions or distributions to be credited or deducted for such period. Interest for the period prior to the first Determination Date applicable to a Participant's Account shall be deemed earned ratably over such period.



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         5.4 Statements. The Committee shall cause to be kept a detailed record of all transactions affecting each Participant's Account and shall provide to each Participant, within 120 days after the close of each calendar quarter, a written statement setting forth a description of the Investments in such Participant's Account and the cash balance, if any, of such Participant's Account, as of the last day of the preceding calendar quarter and showing all adjustments made thereto during such calendar quarter.


                                   ARTICLE VI

                                     VESTING

         6.1 Vesting and Forfeitures. Company Contributions to this Plan shall become vested and nonforfeitable in the same manner and in accordance with the same vesting schedule and rules applicable to the Savings Plan. If a Participant terminates employment and receives a payout of his vested Account at a time when the Account is not fully vested, the Participant will forfeit the nonvested portion of the Account. Forfeitures shall be used to offset future Company Contributions to the Plan. Upon termination of the Plan, unallocated forfeitures shall be credited as income to Participant Accounts ratably based on Account balances.




                                   ARTICLE VII
                               PAYMENT OF BENEFITS

         7.1 Payment of Deferral Benefit Upon Termination of Service or Death. Subject to the Deduction Limitation, upon the earlier of (a) termination of service of the Participant as an employee of the Company, for reasons other than death, or (b) the death of the Participant, the Company shall, in accordance with this Article VII, pay to the Participant or to his or her Beneficiary, as the case may be, a Deferral Benefit equal to the balance of his or her vested Account determined pursuant to Articles V and VI, less any amounts previously distributed; provided, however, that by written notice filed with the Committee at least one year prior to the Participant's voluntary termination of employment with, or retirement from, the Company, the Participant may elect to defer commencement of the payment of his or her Deferral Benefit until a date selected in such election. Any such election may be changed by the Participant at any time and from time to time without the consent of any other person by filing a later signed written election with the Committee at least one year prior to the date on which the Deferral Benefit otherwise would be paid; provided that any election made less than one year prior to the Participant's voluntary termination of employment or retirement, or less than one year prior to an elected payment date, shall not be valid, and in such case payment shall be made in accordance with the Participant's prior election, or otherwise in accordance with the first sentence of this Section 7.1.

         7.2 Emergency Benefit. In the event that the Committee, upon written petition of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency that can be cured by funds in an amount not exceeding the aggregate balance of


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such Participant's vested Account, the Company shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency (the "Emergency Benefit"), but not exceeding the aggregate balance of such Participant's Account, as of the date of such payment. For purposes of this Section, an "unforeseeable financial emergency" shall mean an unexpected need for cash arising from an illness, disability, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. The amount of the Deferral Benefit otherwise payable under the Plan to such Participant shall be adjusted to reflect the early payment of the Emergency Benefit. The payment of any amount under this Section shall not be subject to the Deduction Limitation.

         7.3      Form of Payment.

                  (a) The Deferral Benefit shall be paid in the following forms, as elected by the Participant in his or her Base Salary Participation Agreement or Bonus Participation Agreement or by written notice as provided in subsection (b) below:

                             (1) Monthly payments of a fixed amount which shall
                  amortize the Account balance as of the payment commencement date elected by the Participant over a period not to exceed fifteen years (together, in the case of each payment, with earnings thereon credited after the payment commencement date pursuant to Article V).

                             (2) A lump sum.

                             (3) A combination of (1) and (2) above. The
                  Participant shall designate the percentage payable under each option.

         Notwithstanding the foregoing, the Committee may, at any time, direct that installment payments under (1) or (3) above shall be made quarterly or annually.

                  (b) The Participant's election in a Base Salary Participation Agreement or a Bonus Participation Agreement of the form of payment may be changed by written notice filed with the Committee at least one year prior to the Participant's voluntary termination of employment with, or retirement from, the Company. Any such election may again be changed by the Participant at any time and from time to time without the consent of any other person by filing a later signed written election with the Committee at least one year prior to the date on which the Deferral Benefit otherwise would be paid; provided that any election made less than one year prior to the Participant's voluntary termination of employment or retirement, or less than one year prior to an elected payment date, shall not be valid, and in such case payment shall be made in accordance with the Participant's prior election; and provided, further, that the Committee may, in its sole discretion, waive such one year period upon a request of the Participant made while the Participant remains an active employee of the Company.



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



                  (c) The amount of each installment under Section 7.3(a) shall be equal to the quotient obtained by dividing the Participant's Account balance as of the date of such installment payment by the number of installment payments remaining to be made to or in respect of such Participant at the time of calculation.

                  (d) If a Participant fails to make an election with respect to his or her Account in a timely manner as provided in this Section, distribution shall be made in ten (10) annual installments of cash.

                  (e) A Participant's Deferral Benefit (or the remaining portions thereof if payment to the Participant has commenced) shall be distributed to his or her Beneficiary in the form of a single lump sum payment following his or her death.

         7.4 Commencement of Payments. Commencement of payments under Section
7.1 of the Plan shall begin as soon as practicable, and in accordance with the payment commencement date elected by the Participant, following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under the Plan.

         7.5 Small Benefit. In the event the Committee determines that the balance of the Participant's Account is less than $50,000 at the time of commencement of payments, the Company may pay the benefit in the form of a lump sum payment, notwithstanding any provision of the Plan or attempted election by the Participant to the contrary. Such lump sum payment shall be equal to the balance of the Participant's Account, or the portion thereof payable to a Beneficiary.

         7.6 Change of Control. Upon a Change of Control, all amounts in all Participant's Accounts shall become fully vested and shall be paid to such Participants as soon as administratively feasible.


                                  ARTICLE VIII

                             BENEFICIARY DESIGNATION

         8.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his or her Beneficiary to whom payment under the Plan shall be made in the event of his or her death prior to complete distribution to the Participant of his or her Deferral Benefit.

         8.2 Amendments. Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation, which will cancel all Beneficiary designations previously filed. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

         8.3 No Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be the Participant's estate.

         8.4 Effect of Payment. Payment to a Participant's Beneficiary (or, upon the death of a Beneficiary, to the Beneficiary's estate) shall completely discharge the Company's obligations under the Plan.


                                   ARTICLE IX

                                 ADMINISTRATION

         9.1 Committee. The Company shall appoint a Committee consisting of at least three individuals to administer the Plan. Members of the Committee shall hold office at the pleasure of the Company and may be dismissed at any time, with or without cause. Vacancies in the Committee arising from death, resignation, removal or otherwise may be filled by the Company, but the Committee may act notwithstanding the existence of vacancies so long as there are at least three members of the Committee. The Committee shall supervise the administration and operation of the Plan, may from time to time adopt rules and procedures governing the Plan and shall have full discretionary authority to construe and interpret the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies and ambiguities in, the language of the Plan).

         9.2 Agents. The Committee may appoint an individual, who may be an employee of the Company and who need not be a member of the Committee, to be the Committee's agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who also may be counsel to the Company.

         9.3 Binding Effect of Decisions. Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.

         9.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and their duly appointed agents under
Section 9.2 against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee.


                                    ARTICLE X

                        AMENDMENT AND TERMINATION OF PLAN

         10.1 Amendment. The Company may at any time amend, suspend, or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension, or reinstatement may adversely affect any Participant's Account as it existed as of the effective date of such amendment, suspension, or reinstatement, without such Participant's prior written consent. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

         10.2 Termination. The Company, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. Upon termination of the Plan, the Committee shall take those actions necessary to administer any Accounts existing prior to the effective date of such termination; provided, however, that a termination of the Plan shall not adversely affect the value of a Participant's Account, the earnings from Investments credited to a Participant's Account under Section 5.1, the interest on cash amounts credited to a Participant's Account under Section 5.3, or the timing or method of distribution of a Participant's Account, without the Participant's prior written consent.


                                   ARTICLE XI

                                LEAVE OF ABSENCE

         11.1 Paid Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence, the Participant shall continue to be considered employed by the Company. The elected percentage of Compensation shall continue to be deferred during such paid leave of absence, and the Participant shall remain eligible for a Company Contribution.

         11.2 Unpaid Leave of Absence. If a Participant is authorized by the Company for any reason to take an unpaid leave of absence, the Participant shall continue to be considered employed by the Company and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume.


                                   ARTICLE XII

                                CLAIMS PROCEDURES

         12.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (collectively, a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

         12.2 Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

                  (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

                  (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the
         Claimant:

                           (1) the specific reason(s) for the denial of the
                  claim, or any part of it;

                           (2) specific reference(s) to pertinent provisions of
                  the Plan upon which such denial was based;

                           (3) a description of any additional material or
                  information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

                           (4) an explanation of the claim review procedure
                  below.

         12.3 Review of a Denied Claim. Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

                  (a) may review pertinent documents;

                  (b) may submit written comments or other documents; and/or

                  (c) may request a hearing, which the Committee, in its sole discretion, may grant.

         12.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

                  (a) specific reasons for the decision;

                  (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

                  (c) such other matters as the Committee deems relevant.

         12.5 Legal Action. A Claimant's compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

                                  ARTICLE XIII

                                      TRUST

         13.1 Establishment of the Trust. The Company shall establish the type of grantor trust commonly called a "Rabbi Trust" (the "Trust"), and the Company shall at least annually transfer over to the Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Accounts established for Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account balances for all periods prior to the transfer, taking into consideration the value of the assets in the Trust at the time of the transfer.

         13.2 Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, the Participants, and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

         13.3 Funding. Participants, their Beneficiaries, and their heirs, successors, and assigns, shall have no secured interest or claim in any property or assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. Notwithstanding the foregoing, in the event of a Change in Control, the Trust, if not already irrevocable, shall become irrevocable; and the Company shall fund the Trust in an amount equal to no less than the total value of the Participants' Accounts under the Plan as of the Determination Date immediately preceding the Change in Control, provided that any funds contained therein shall remain liable for the claims of the Company's general creditors while such amounts remain in the Trust.


                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 Nonassignability. No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them) shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance, or other legal process, or in any manner be liable for or subject to the debts or liabilities of any such Participant or Beneficiary. If any Participant or Beneficiary shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge, or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Secretary of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the "Terminated Participant").

         As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children, or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of the Terminated Participant, all benefits withheld and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if the Terminated Participant had died prior to the time that all benefits to which the Terminated Participant was entitled to receive were paid to him or her.

         14.2 Legal Fees and Expenses. It is the intent of the Company that no Eligible Employee or former Eligible Employee be required to incur the expenses associated with the enforcement of his or her rights under this Plan by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to an Eligible Employee hereunder. Accordingly, if it should appear that the Company has failed to comply with any of its obligations under this Plan or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Eligible Employee the benefits intended to be provided to such Eligible Employee hereunder, the Company irrevocably authorizes such Eligible Employee from time to time to retain counsel of his or her choice, at the expense of the Company as hereafter provided, to represent such Eligible Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder, or other person affiliated with the Company in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to such Eligible Employee's entering into an attorney-client relationship with such counsel, and in that connection the Company and such Eligible Employee agree that a confidential relationship shall exist between such Eligible Employee and such counsel. The Company shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by such Eligible Employee as a result of the Company's failure to perform under this Plan or any provision thereof; or as a result of the Company or any person contesting the validity or enforceability of this Plan or any provision thereof.

         14.3 Withholding Taxes. If the Company is required to withhold any taxes or other amounts from a Participant's deferred Compensation pursuant to any state, federal, or local law, such amounts shall, to the extent possible, be withheld from the Participant's Compensation before such amounts are credited under the Plan. Any additional withholding amount required shall be paid by the Participant to the Company as a condition to the crediting of deferred Compensation to the Participant's Account. The Company may withhold any required state, federal, or local taxes or other amounts from any benefits payable to a Participant or Beneficiary.

         14.4 Captions. The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

         14.5 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Ohio.

         14.6 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

         14.7 Right to Continued Service. Nothing contained herein shall be construed to confer upon any Eligible Employee the right to continue to serve as an Eligible Employee of the Company or in any other capacity.

         14.8 Furnishing Information. A Participant or his or her Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

         14.9 Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                           Human Resources Department
                           Red Roof Inns, Inc.
                           4355 Davidson Road
                           Hilliard, OH 43026

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

         Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

         14.10 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

         Executed this 17th day of December, 1997.


                          RED ROOF INNS, INC.



                          By:  /s/ Walter A. Furnas
                             ---------------------------------------------------
                                   Title: Senior Vice President, Human Resources